UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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ABIOMED, INC.

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ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Notice of Annual Meeting of Stockholders

To Be Held on August 8, 2007

The Annual Meeting of Stockholders of ABIOMED, Inc. will be held on August 8, 2007 at 8:00 a.m. at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts, for the following purposes:

1.	To consider and vote upon the election of two Class III directors;

2.	To consider and vote upon ratification of the appointment of our independent registered public accounting firm; and

3.	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

Our Board of Directors has fixed the close of business on June 20, 2007 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on June 20, 2007 will be entitled to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors

Peter M. Rosenblum, Secretary

Boston, Massachusetts

July 9, 2007

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

ABIOMED, Inc.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on August 8, 2007

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting of Stockholders to be held at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts on August 8, 2007 and at any adjournment or adjournments thereof. We are a Delaware corporation and our principal executive offices are located at 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

We will bear any cost of solicitation. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to our stockholders on or about July 9, 2007.

We have fixed the close of business on June 20, 2007 as the record date for the Annual Meeting. Only stockholders of record at the close of business on June 20, 2007 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of June 20, 2007, there were outstanding and entitled to vote 32,441,119 shares of our common stock, $.01 par value per share. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Abstentions and broker non-votes will be counted as present or represented for purposes of determining the existence of a quorum. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Proposal no. 1 (election of directors) requires the affirmative vote of a plurality of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal no. 1. Proposal no. 2 (ratification of the appointment of our independent registered public accounting firm) requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal no. 2. Votes will be tabulated by American Stock Transfer & Trust Company, our transfer agent.

THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE NOMINEES FOR DIRECTORS (PROPOSAL NO. 1) AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2). IF ANY OTHER MATTERS SHALL PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED BY THE HOLDERS OF THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

Our annual report to stockholders for the fiscal year ended March 31, 2007, including financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm, is being mailed to each of our stockholders simultaneously with this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class III directors is expiring.

Our Board of Directors has nominated Michael R. Minogue and W. Gerald Austen, each to serve as a Class III director for a three-year term, until the 2010 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified. Our other current Class III director, David Gottlieb, will not be standing for reelection to our Board of Directors upon the expiration of his term at the Annual Meeting.

Each of these nominees is currently serving on our Board of Directors. Mr. Minogue was elected by our Board of Directors as a Class III director in April 2004. Dr. Austen was elected by our stockholders as a Class III director at our Annual Meeting of Stockholders in August 2004. The term of each of Mr. Minogue and Dr. Austen will expire at the upcoming annual meeting.

If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Our Board of Directors has no reason to believe that either of the proposed nominees will be unable or unwilling to serve. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Our Board of Directors recommends that you vote FOR the election of Mr. Michael R. Minogue and Dr. W. Gerald Austen.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 2 concerns the ratification of the appointment by our audit committee of Deloitte & Touche LLP (“Deloitte & Touche”) to be our independent registered public accounting firm for the fiscal year ending March 31, 2008.

Appointment for Fiscal 2007

Deloitte & Touche was engaged on November 9, 2006 as our new independent registered public accounting firm to audit our financial statements. During fiscal 2005, fiscal 2006, and the subsequent interim period through November 9, 2006, neither we nor anyone on our behalf consulted Deloitte & Touche regarding any of the matters referred to in Item 304(a)(2) of Regulation S-K. The decision to change independent registered public accounting firms was approved by our audit committee.

We and PricewaterhouseCoopers LLP, our independent registered public accounting firm before Deloitte & Touche, mutually agreed that PricewaterhouseCoopers would not continue as our independent registered public accounting firm. Accordingly, on November 9, 2006, we dismissed PricewaterhouseCoopers.

PricewaterhouseCoopers’ reports on our financial statements for fiscal 2005 and fiscal 2006 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, during fiscal 2005, fiscal 2006, and the subsequent interim period through November 9, 2006, there were no disagreements between PricewaterhouseCoopers and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

We have given each of PricewaterhouseCoopers and Deloitte & Touche an opportunity to review the foregoing disclosures, and neither believes the disclosures are incorrect or incomplete.

Ratification of Appointment for Fiscal 2008

Under rules of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market Inc., the appointment of our independent registered public accounting firm is the direct responsibility of our audit committee. Although ratification by our shareholders of this appointment is not required by law, our board believes that seeking shareholder ratification is a good practice, which provides shareholders an avenue to express their views on this important matter.

Our audit committee has reappointed Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2008. Our board of directors recommends that shareholders vote to ratify the appointment. If our shareholders do not ratify the appointment of Deloitte & Touche, the audit committee may reconsider its decision. In any case, the audit committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such change would be in our best interest and the best interest of our shareholders. We expect that representatives of Deloitte & Touche will be present at the annual meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.

Our board of directors recommends that you vote FOR the proposal to ratify the appointment by our audit committee of Deloitte & Touche as our independent registered public accounting firm for fiscal 2008.

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors as of July 9, 2007 are as follows:

Name	Age	Position
Michael R. Minogue (1)(2)	40	Chairman of the Board of Directors, President and Chief Executive Officer
W. Gerald Austen (1)(3)	77	Director
Ronald W. Dollens (3)	60	Director
David Gottlieb (4)(5)	46	Director
Louis E. Lataif (4)	68	Director
Desmond H. O’Connell, Jr. (4)(5)	71	Director
Dorothy E. Puhy (4)(5)	55	Director
Eric A. Rose	56	Director
Henri A. Termeer (1)(3)	61	Director
Daniel J. Sutherby	42	Chief Financial Officer and Treasurer
David M. Weber	45	Chief Operating Officer
William J. Bolt	55	Senior Vice President, Quality Assurance and Field Service
Andrew Greenfield	34	Vice President, Healthcare Solutions

(1)	Member of the Executive Committee
(2)	Member of the Special Stock Option Committee
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee
(5)	Member of the Governance and Nominating Committee

Our Board of Directors is divided into three classes. The term of one class of directors expires each year at our Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Messrs. Gottlieb and Minogue and Dr. Austen currently serve as Class III directors; their term of office expires in 2007. Ms. Puhy and Messrs. O’Connell and Dollens currently serve as Class I directors; their term of office expires in 2008. Dr. Rose and Messrs. Termeer and Lataif currently serve as Class II directors; their term of office expires in 2009. Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships among our directors and executive officers.

Mr. Michael R. Minogue joined Abiomed as Chief Executive Officer, President and a Director in April 2004. In June 2005 he was also appointed Chairman of our Board of Directors. Prior to joining us, Mr. Minogue had a twelve-year career at GE Medical Systems. Most recently, Mr. Minogue was Vice President and General Manager of Americas Sales and Marketing for GE Medical Systems Information Technology. From 1998 to 2003 Mr. Minogue held various positions at GE including General Manager for the Global Positron Emission Technology Business, General Manager, Americas Cardiology & IT Sales and General Manager, Global Installed Base. Prior to joining GE, Mr. Minogue served on active duty for four years in the U.S. Army, including completion of Army Ranger training. Mr. Minogue received his Bachelor’s degree in Engineering from the United States Military Academy at West Point and his MBA from the University of Chicago. Mr. Minogue currently serves on the board of directors of LifeCell Corporation and AdvaMed, the Advanced Medical Technology Association.

Dr. W. Gerald Austen, M.D., has served as a director since 1985. Since 1974, he has been the Edward D. Churchill professor of surgery at Harvard Medical School and at Massachusetts General Hospital. From 1969 to 1997, Dr. Austen was chief of the surgical services at Massachusetts General Hospital. Dr. Austen is the former President of the American College of Surgeons, the American Association for Thoracic Surgery, the American Surgical Association and the Massachusetts and American Heart Associations. Dr. Austen is a member emeritus of the Institute of Medicine of the National Academy of Sciences, a fellow of the American Academy of Arts and Sciences, a life member emeritus of the corporation of the Massachusetts Institute of Technology and Chairman of the board of trustees of the John S. and James L. Knight Foundation.

Mr. Ronald W. Dollens has served as a director since January 2006. Mr. Dollens was the President and Chief Executive Officer of Guidant Corporation from 1994 until his retirement from Guidant in November 2005. Previously, he served as President of Eli Lilly and Company’s Medical Devices and Diagnostic Division from 1991 until 1994, and also held the position of President and Chief Executive Officer of Guidant’s subsidiary, Advanced Cardiovascular Systems, Inc. Mr. Dollens’ involvement in health policy includes serving as Chairman of the Healthcare Leadership Council, Chairman of the Advanced Medical Technology Association, and serving on the board of the Alliance for Aging Research. Mr. Dollens was also a member of the New York Stock Exchange Listed Company Advisory Board. Recently, he served on the Advisory Committee for Regulatory Reform appointed by US Health and Human Services Secretary Tommy G. Thompson. Mr. Dollens is the non-executive chairman and a director of Kinetic Concepts, Inc.

Mr. David Gottlieb has served as a director since 2004. Mr. Gottlieb’s term on our board will expire at our Annual Meeting. Mr. Gottlieb is the managing partner of Noble Bridge Group LLC, a financial consulting company he established in early 2004. From 1990 to 2003, Mr. Gottlieb held various investment banking positions including global head of the medical technology corporate and investment banking group of Banc of America Securities from 1999 to 2003; managing director of the health care group of UBS Investment Bank where he was employed from 1995 to 1999; and Vice President, health care group of Kidder, Peabody & Company where he was employed from 1990 to 1994. Mr. Gottlieb’s degrees include a bachelor’s degree in economics from Connecticut College and an MBA from the Columbia Business School.

Mr. Louis E. Lataif has served as a director since September 2005. Since 1991, Mr. Lataif has served as Dean of the Boston University School of Management. Prior to joining Boston University in 1991, Mr. Lataif worked with Ford Motor Company for more than 27 years and had retired as a corporate officer. He had also served as President of Ford of Europe, with extensive global experience. He earned a BS from Boston University and his MBA from Harvard University. He also holds three honorary doctoral degrees. Mr. Lataif is also a director of Magna Entertainment Corp. and Group I Automotive, Inc. He is also a trustee of the Iacocca Foundation.

Mr. Desmond H. O’Connell, Jr. has served as a director since 1995. Mr. O’Connell is currently a director of Stemcells, Inc. Until July 2006, he served as a director and independent management consultant for Serologicals Corporation. He was interim Chief Executive Officer of Serologicals Corporation from September 1999 to June 2000 and its Chairman from 2000 to May 2006. From December 1992 until December 1993, he served as the Chairman, Management Committee, of Pharmakon Research International, Inc. During 1991, he briefly served as Chairman of the Board and Chief Executive Officer of Osteotech, Inc. Mr. O’Connell was with the BOC Group, PLC in senior management positions from 1983 to 1990. From April 1990 until September 1990, Mr. O’Connell was President and Chief Executive Officer of BOC Health Care. Form 1986 to April 1990, he was group managing director of BOC Group, PLC. Prior to joining BOC, Mr. O’Connell held various positions at Baxter Laboratories, Inc., including Chief Executive of the Therapeutic and Diagnostic Division and Vice President, Corporate Development.

Ms. Dorothy E. Puhy has served as a director since 2003 and as our Lead Director since October 2005. Ms. Puhy is currently Executive Vice President, Chief Financial Officer and Assistant Treasurer for the Dana-Farber Cancer Institute. Ms. Puhy has served as the Chief Financial Officer of Dana-Farber since 1994 and has served as its Assistant Treasurer since 1995. From 1985 to 1994 Ms. Puhy held various financial positions at the New England Medical Center Hospitals, Inc., including Chief Financial Officer from 1989 to 1994. Ms. Puhy is also a director of Eaton Vance Corp.

Dr. Eric A. Rose, M.D. joined us as a director in May 2007. Dr. Rose has been serving since March 2007 as Executive Vice President for Life Sciences at MacAndrews & Forbes and CEO of Siga Technologies, Inc., a developer of anti-viral drugs directed at potential agents of bioterror. Since March 2007 he has been on leave from his positions as Surgeon in Chief at New York-Presbyterian Hospital/Columbia and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons, where he has held a distinguished professorship since 1994. A heart surgeon, researcher and entrepreneur, Dr. Rose has helped grow Columbia’s department of surgery over the past 25 years while investigating, managing and developing complex medical technologies such as for heart transplantation and new approaches to Alzheimer’s disease and bioterrorism. He has authored or co-authored more than 300 scientific publications and has received more than $25 million in NIH support for his research. Dr. Rose pioneered heart transplantation in children, performing the first successful pediatric heart transplant in 1984, and has investigated many alternatives to heart transplantation, including cross-species transplantation and man-made heart pumps. He received both his undergraduate and medical degrees from Columbia University.

Mr. Henri A. Termeer has served as a director since 1987. Mr. Termeer has been the President and a director of Genzyme Corporation since 1983, its Chief Executive Officer since 1985, and its Chairman since 1988. Mr. Termeer is a member of the Board of Directors of the Massachusetts Institute of Technology, the Federal Reserve Bank of Boston and the Massachusetts General Hospital. He also serves on the Board of Directors of the Biotechnology Industry Organization, the Pharmaceutical Research and Manufacturers of America and is a trustee of Hambrecht & Quist Healthcare Investors and Hambrecht & Quist Life Sciences Investors.

Our executive officers who are not also directors are listed below:

Mr. Daniel J. Sutherby joined us in January 2006 as our Chief Financial Officer. From August 1998 to December 2005, Mr. Sutherby was employed by PerkinElmer, Inc. in a number of management positions, serving as Corporate Director of Global Accounting & Finance from August 1998 to September 2000, Acting Corporate Controller from September 2000 to June 2001, Director of Global Finance for PerkinElmer’s Life and Analytical Sciences Unit from June 2001 to January 2003, and Corporate Vice President, Investor Relations, Corporate Communications and Risk Management from January 2003 to December 2005. Mr. Sutherby is a Certified Public Accountant, and has a bachelor’s degree in accounting and a master’s of science in finance from Bentley College.

Dr. David M. Weber joined us as our Chief Operating Officer in April 2007. Prior to joining us, Dr. Weber served as General Manager, Aviation Business at GE Security—Homeland Protection from April 2005 until April 2007 where he led GE Security’s Aviation and Transportation Business and was responsible for product development, marketing and sales. From June 2004 until April 2005, he served as General Manager, MRI Marketing at General Electric Healthcare where he was responsible for strategic product planning, go-to-market and product launch activities including developing product roadmaps and introducing new product technologies to the market, and from March 2001 until April 2005, he served as Manager, Global High Field MRI Business, General Electric Medical Systems where he was responsible for new product planning and development.

Mr. William J. Bolt has been with us since 1982 and has been our Senior Vice President for Quality Assurance and Service since March 2007. He is responsible for all of our quality and design assurance activities as well as regulatory affairs. From January 2003 to March 2007, he was responsible for all of our quality and design assurance activities as well as global product service support. He was responsible for all product development and the AbioCor program from 2000 to 2003, and for the BVS and AB5000 development from 1999 to 2003. From 1994 to 1998, he was President of our former dental subsidiary, ABIODENT, Inc. From 1982 to 1994, he served in various roles, including our Vice President of Engineering and our Vice President of Operations. In these roles he was the engineer in charge of the development of the BVS and other systems. Mr. Bolt received his bachelor’s degree in electrical engineering and an MBA from Northeastern University.

Mr. Andrew Greenfield joined us as our Vice President of Healthcare Solutions in January 2005. Prior to joining us, Mr. Greenfield held multiple positions at GE Healthcare since October 1999, including consulting with large U.S. health systems in the Enterprise Client Group from November 2003 to January 2005, Six Sigma Master Black Belt from January 2002 to November 2003, and Finance Manager from October 1999 to January 2002. Prior to GE Healthcare, he held multiple positions in marketing and sales management at the Boeing Company, including Project Manager and European Country Manager. He received his bachelor’s degree in finance from the University of Illinois and an MBA from St. Louis University.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined that, with the exception of Mr. Minogue who is our employee, all of the members of our Board of Directors are “independent directors” under the applicable rules of the Nasdaq Stock Market, Inc. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Governance and Nominating Committee is an “independent director” under the rules of the Nasdaq Stock Market, Inc. applicable to such committees.

Attendance at Annual Meeting of Stockholders

It is our policy that, to the extent reasonably practicable, directors should attend our Annual Meeting of Stockholders. Except for John F. O’Brien, whose service as a director expired at our 2006 Annual Meeting of Stockholders, and Henri A. Termeer, all of our directors who were serving on our board at the time of our 2006 Annual Meeting of Stockholders attended the meeting.

Meetings of the Board of Directors

Board Meetings. The Board of Directors held six meetings during the fiscal year ended March 31, 2007 and acted three times by written consent. During the fiscal year ended March 31, 2007, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of which he or she was a member held during the period in which he or she was a director.

Meetings of Independent Directors. Our independent directors are expected to meet without management present at least twice per year.

Lead Director. In October 2005, our Board of Directors designated Dorothy Puhy as its first Lead Director. The position of Lead Director is to be held by one of our independent directors and carries with it responsibilities beyond that of the other directors, including but not limited to: organizing and chairing a session with our independent directors to occur once each board meeting; working with the Compensation Committee to set performance goals for our chief executive officer and to evaluate the chief executive officer’s performance for the prior year; working with the Chairman to formulate the agenda for board meetings; acting as a liaison between the Chairman and the Board of Directors; and leading with the chief executive officer an annual discussion of succession planning.

Executive Committee Meetings. The Board of Directors has an Executive Committee, which is currently composed of W. Gerald Austen, Michael R. Minogue and Henri A. Termeer. The Executive Committee has, and may exercise, all the powers and authority of the Board of Directors, except those which by law may not be delegated to it by the Board of Directors. The Executive Committee did not act during the fiscal year ended March 31, 2007.

Audit Committee Meetings. Our Board of Directors has an Audit Committee, which is currently composed of David Gottlieb, Louis E. Lataif, Desmond H. O’Connell, Jr. and Dorothy E. Puhy (Chair). Our Board of Directors has determined that all members of the Audit Committee are financially sophisticated within the meaning of the Nasdaq listing standards and our Board has also determined that Ms. Puhy, who serves as Chair of the Committee, qualifies as an “Audit Committee financial expert” within the meaning of the applicable SEC rules and regulations. The responsibilities of the Audit Committee are detailed in our Audit Committee Charter, as amended in June 2004, a copy of which is available through the “About ABIOMED—Corporate Governance” section of our website, located at www.abiomed.com. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In addition, the Audit Committee’s responsibilities include reviewing the adequacy and effectiveness of accounting and financial controls, reviewing our financial reporting practices, meeting with our independent accountants to review the results of the annual audit and quarterly reviews and reviewing the implementation by management of recommendations made by the independent accountants. During the fiscal year ended March 31, 2007, the Audit Committee held thirteen meetings.

Compensation Committee Meetings. Our Compensation Committee is currently composed of W. Gerald Austen, Ronald W. Dollens (Chair) and Henri A. Termeer. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under Lead Director . The responsibilities of the Compensation Committee are detailed in our Compensation Committee Charter, adopted in November 2006, a copy of which is available through the “About ABIOMED—Corporate Governance” section of our website, located at www.abiomed.com. The Compensation Committee is responsible for establishing the compensation and bonuses of executive officers, determining the persons to whom both incentive stock options and non-qualified stock options will be granted, other than to the extent that the grant of options has been delegated by the committee to the Special Stock Option Committee, and adopting rules and making other determinations with respect to the administration of the 1992 Combination Stock Option Plan, the Employee Stock Purchase Plan, the ABIOMED Retirement Savings Plan (401(k) Plan), the 1998 Equity Incentive Plan, the 2000 Stock Incentive Plan and the Impella Acquisition Non-Statutory Option Plan. During the fiscal year ended March 31, 2007, the Compensation Committee held four meetings.

Governance and Nominating Committee Meetings. Our Governance and Nominating Committee is currently composed of David Gottlieb, Desmond H. O’Connell, Jr. (Chair) and Dorothy E. Puhy. The responsibilities of the Governance and Nominating Committee are detailed in our Governance and Nominating Committee Charter, a copy of which is available through the “About ABIOMED—Corporate Governance” section of our website, located at www.abiomed.com. The Governance and Nominating Committee is responsible for leading the search for individuals qualified to become members of our Board of Directors, including the review of candidates recommended by our shareholders. Our stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting names and supporting information in writing to: Corporate Secretary, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Supporting information should include all information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominations must be received not less than 45 days nor more than 60 days prior to any meeting of our stockholders called for the election of directors. Candidates who are recommended by our stockholders will be considered on the same basis as candidates from other sources. For all potential candidates, the Governance and Nominating Committee will consider all factors it deems relevant, including at a minimum those listed under “Director Qualification Standards” below. During the fiscal year ended March 31, 2007, the Governance and Nominating Committee held four meetings.

Director Qualification Standards

Candidates for membership to our Board of Directors should be individuals who possess the highest personal and professional ethics and integrity and have demonstrated professional achievement and leadership capabilities. Each should have knowledge, experience and demonstrated expertise in an area or areas of importance to the company, such as management, finance, marketing, technology, medicine, human resources, public policy and law. Candidates must evidence a commitment to devote the substantial time and energy required of productive board members.

Code of Conduct

All of our directors, officers and employees must act ethically, legally and with integrity at all times and are required to comply with our Code of Conduct, which is titled “Guidelines of Company Principles and Practices,” as well as our other policies and standards of conduct. Our Code of Conduct, in addition to our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, may be obtained, without charge, by written request to our Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Communications with Directors

Shareholders and other interested persons may send communications to the directors. Written correspondence should be addressed to the director or directors in care of the Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Shareholders and other interested persons may also send email to the directors at directors@abiomed.com. All communications will be received and reviewed by our Compliance Officer. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the chair of the Audit Committee. Other communications may be referred to the directors as a group, or to an individual director, as appropriate.

Compensation of Directors

Directors who are not our employees receive an annual retainer of $15,000 or an equivalent value of our Common Stock, at the individual’s option, and $1,200 for attendance at in-person meetings of our Board of Directors, $1,000 for attendance at meetings of Committees of our Board of Directors and $600 for attendance at all telephonic meetings. Our Lead Director receives an additional $20,000 annually. The Chair of our Audit Committee receives $1,500 for attendance at meetings of our Audit Committee.

We are able to award non-qualified stock options to our non-employee directors under any of our three active stock option plans with shares remaining available for future issuance: our 1989 Non-Qualified Stock Option Plan for non-employee directors, our 1998 Equity Incentive Plan and our 2000 Stock Incentive Plan. The currently eligible non-employee directors are Drs. Austen and Rose, Ms. Puhy, and Messrs. Dollens, Gottlieb, Lataif, O’Connell, and Termeer. It is currently our policy to grant each non-employee director who continues to be a director following our annual meeting of stockholders a stock option to purchase 8,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant, and vesting in full one year after the date of grant. It is also currently our policy to grant a stock option to purchase 25,000 shares of our common stock upon the appointment of new non-employee directors, with an exercise price equal to the fair market value of our common stock on the date of grant, and vesting annually over five years. Each of Dr. Austen, Ms. Puhy, and Messrs. Gottlieb, O’Connell, Lataif, Dollens and Termeer was granted an option to purchase 8,000 shares of our common stock under our 2000 Stock Incentive Plan on August 9, 2006. These options have an exercise price of $13.21 per share and vest in full on August 8, 2007. Dr. Rose was granted an option to purchase 25,000 shares of our common stock under our 2000 Stock Incentive Plan upon his appointment to our board on May 30, 2007. This option has an exercise price of $11.27 per share and vests annually over five years.

Our directors are also eligible for additional compensation in the event that they perform additional services for us in excess of the normal time commitments we expect of our directors. In fiscal 2007, the Company made no such payments.

The following table provides information regarding the compensation earned by our non-employee directors with respect to fiscal 2007. The compensation of Michael R. Minogue, our Chairman of the Board, is reported below under the heading “Executive Compensation.”

Compensation of Non-Employee Directors

for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	Total ($)
W. Gerald Austen	22,400	62,497	84,897
Ronald W. Dollens	23,200	121,015	144,215
David Gottlieb	30,000	83,228	113,228
Louis E. Lataif	26,200	101,378	127,578
John F. O’Brien	9,184	18,657	27,841
Desmond H. O’Connell, Jr.	28,800	62,497	91,297
Dorothy E. Puhy	52,100	72,257	124,357
Henri A. Termeer	20,400	62,497	82,897

(1)	Ronald W. Dollens, Louis E. Lataif, Desmond H. O’Connell, Jr., Dorothy Puhy and Henri A. Termeer elected to receive their $15,000 annual retainer in shares of our common stock. We issued 1,254 shares of common stock to each of such directors on May 15, 2007.
(2)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown reflect the compensation expense recognized in our financial statements in fiscal 2007 that was computed in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Compensation (“SFAS No. 123(R)”). The specific assumptions used in the valuation of these options is summarized in the table below:

	Grant Date	Term	Volatility	Risk Free Rate	Dividend
W. Gerald Austen	8/10/2005	7.31	60%	4.18%	0%
	8/10/2006	6.25	65%	4.86%	0%

Ronald W. Dollens	1/13/2006	6.76	76%	4.86%	0%
	8/10/2006	6.25	65%	4.86%	0%

David Gottlieb	2/23/2004	7.56	83%	2.80%	0%
	8/10/2005	7.31	60%	4.18%	0%
	8/10/2006	6.25	65%	4.86%	0%

Louis E. Lataif	9/29/2005	7.31	60%	4.18%	0%
	8/10/2006	6.25	65%	4.86%	0%

John F. O’Brien	8/10/2005	7.31	60%	4.18%	0%

Desmond H. O’Connell, Jr.	8/10/2005	7.31	60%	4.18%	0%
	8/10/2006	6.25	65%	4.86%	0%

Dorothy E. Puhy	6/26/2003	5.00	86%	2.40%	0%
	8/10/2005	7.31	60%	4.18%	0%
	8/10/2006	6.25	65%	4.86%	0%

Henri A. Termeer	8/10/2005	7.31	60%	4.18%	0%
	8/10/2006	6.25	65%	4.86%	0%

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)

Stock options granted in fiscal 2007 had a grant date fair value of $68,092 computed in accordance with SFAS No. 123(R) for each of the following directors: W. Gerald Austen, Ronald W. Dollens, David Gottlieb, Louis E. Lataif, Desmond H. O’Connell, Jr., Dorothy Puhy, and Henri A. Termeer. Generally, the

grant date fair value is the full amount that we would expense in our financial statements over the vesting schedule of the award. In calculating these values, we used the assumptions described in Note 11 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC for the year ended March 31, 2007. For stock options, fair value is calculated using the Black-Scholes value on the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)	As of March 31, 2007, our non-employee directors held the following numbers of options:

Name	Number of Options Held as of March 31, 2007
W. Gerald Austen	44,000
Ronald W. Dollens	33,000
David Gottlieb	49,000
Louis E. Lataif	33,000
John F. O’Brien	10,000
Desmond H. O’Connell, Jr.	69,000
Dorothy E. Puhy	54,000
Henri A. Termeer	69,000

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of W. Gerald Austen (Chair), Ronald W. Dollens and Henri A. Termeer. No member of our Compensation Committee is a former or current officer or employee. Mr. Minogue, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding the compensation of executive officers other than himself, including the awards of stock options, and often participates in the Committee’s deliberations but does not vote on such matters. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Certain Relationships and Related-Person Transactions

There were no related-person transactions in fiscal 2007. Under its charter, the Audit Committee of the Board of Directors is responsible for reviewing any proposed related-party transaction, as defined under the rules of the Nasdaq Stock Market, Inc., and, if appropriate, approving such transaction. In addition, our conflict of interest policy provides that specified conflict of interest transactions are either prohibited or require the prior approval of our President. Examples of these conflict of interest transactions include serving as a director, officer or employee of or consultant to any competitor or any entity that does business with us or having a substantial direct or indirect interest in any entity that does business with us. Other than the foregoing, we have no established policies or procedures, written or otherwise, for the review, approval or ratification of transactions with related persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of the Company’s compensation programs as they relate to our executive officers who are listed in the following compensation tables, who are sometimes referred to as the “named executive officers”. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes, but also describes other arrangements and actions taken since the end of fiscal 2007 to the extent such discussion enhances the understanding of our executive compensation for fiscal 2007.

Overview

The Compensation Committee oversees and administers our executive compensation program. The primary objectives of the compensation programs are to attract, retain and motivate key executives and to reward executives for achieving Company objectives. The compensation program is designed to reward superior financial, strategic and operational performance that is achieved in a manner consistent with the Company’s team-oriented values. Our executive officers are assessed and ranked on the basis of demonstrated results relative to pre-established goals, as well as subjective leadership qualities. The ranking that an executive officer receives each year generally has a direct and material impact on the cash bonus, option and equity grants that such executive officer receives as well as his or her annual increase in base salary. The compensation of executive officers in fiscal 2007 consisted of base salary, cash bonus, the grant of options and participation in benefit plans generally available to all employees. The largest component of the Company’s annual compensation program is base salary, followed by cash bonuses. Equity incentives offer the opportunity to be a more substantial component of compensation provided that the management team is successful in achieving the corporate goals and the price of the Company’s stock appreciates. As of March 31, 2007, equity incentives have been awarded to our executives in the form of grants of stock options under our 2000 Stock Incentive Plan, with the exception of a single restricted stock award to Mr. Minogue made in 2004 as an inducement to become our President and Chief Executive Officer. In addition, in fiscal 2008, we have begun granting restricted stock awards to executives, which are also granted under our 2000 Stock Incentive Plan.

Compensation Program Elements

Base Salary

We pay our named executive officers base salary to provide a baseline level of compensation that is both competitive with the external market and commensurate with each employee’s past performance, experience, responsibilities and skills. The Company generally targets base salaries for our named executive officers around the median of our external market peers and then makes adjustments based on the factors described above. In fiscal 2007 the Compensation Committee of the Company selected and the Board of Directors agreed with the following companies as market peers: Arrow International Inc., Datascope Corp., Volcano Corporation and Thoratec Corp. The CEO recommended and the Compensation Committee approved base salary increases for fiscal 2008 for all of our named executive officers of 2%. This modest increase was meant to reflect the fact that the Company is not currently profitable and to foster fiscal discipline.

Cash Bonus

We maintain an annual cash bonus program, the purpose of which is to motivate and reward the attainment of the Company’s annual financial, strategic and operational goals.

The Compensation Committee establishes and approves all Company goals based on recommendations made by management. Individual performance goals for named executive officers are recommended by Mr. Minogue and approved by the Compensation Committee, with those for Mr. Minogue approved by the Compensation Committee and the Lead Director.

Actual incentive awards can range from zero to more than target levels, depending on the degree to which the Company and the individual attain the pre-established goals for the particular year. Based on Company and individual performance toward specified goals, an individual leadership assessment and an executive’s base salary relative to market, total cash compensation may be above or below market median.

For all named executive officers, annual incentive opportunities for fiscal 2007 were targeted at a level that represents a meaningful portion of our executive’s current base salary. For fiscal 2007, target bonus opportunities for our named executive officers other than Mr. Minogue ranged from 31% to 51% of base salary. Mr. Minogue’s fiscal 2007 target bonus opportunity was equal to 100% of his base salary, which the Compensation Committee believes is a standard level in the industry. For fiscal 2007, the Compensation Committee (and, in the case of Mr. Minogue, the Compensation Committee and the Lead Director) selected goals that were intended to strike a balance among fiscal, strategic and operational performance. The Compensation Committee believes that the selected goals were challenging for the management team and the Company to achieve. The Compensation Committee believes that the challenging nature and the balance of performance goals most effectively align management incentives with enhancement of long-term stockholder value. For each named executive officer, 80% of the officer’s fiscal 2007 target bonus opportunity was based on progress toward achievement of both objective and subjective corporate goals, such as meeting revenue targets, reducing expenses, achieving regulatory milestones, improving product performance, expanding market penetration, increasing global distribution, improving manufacturing yield, reducing manufacturing costs, and completing the timely introduction of new products. These performance goals varied by individual based on their respective areas of responsibility and were weighted according to the importance of the goal to the Company’s overall strategic objectives for the fiscal year. For example, achieving revenue goals was the most heavily weighted factor in determining the incentive compensation to be paid to each of our Chief Executive Officer, Chief Financial Officer and sales executives. The remaining 20% of each officer’s fiscal 2007 target bonus opportunity was based on a subjective assessment of the officer’s overall leadership performance. The Committee has the discretion to alter actual bonus awards from the CEO’s recommendation.

For Fiscal 2007, the Committee endorsed, and did not alter, the bonus amounts proposed by the CEO for the other named executive officers. Actual bonus awards made to our named executive officers other than Mr. Minogue for fiscal 2007 ranged from approximately 35% of the officer’s target bonus to 70% of the officer’s target bonus, with an average award equal to approximately 59% of the target bonus. Mr. Minogue was awarded 81% of his target bonus. These variations from target were reflections of each individual’s degree of success in meeting his performance goals as well as his contribution to the Company meeting its objectives for the year.

Equity Incentives

Equity Incentives are available to the majority of employees to foster a culture of ownership, align compensation with stockholder interests and promote long-term retention and affiliation with the organization. Each year, the Compensation Committee determines the types and sizes of awards to be used for delivering such incentives. In doing so, the Compensation Committee considers the ability of each type and size of award to achieve key compensation objectives (such as employee retention, motivation and attraction), the needs of the business, competitive market practices, dilution and expense constraints, as well as tax and accounting implications.

For fiscal 2007, as in past years, the Compensation Committee approved a program awarding stock options. The Committee believes that stock options align management incentives with enhancement of long-term stockholder value and also serve as a valuable retention tool for our executive officers. The Company’s stock option grants in fiscal 2007 vest 25% annually on each anniversary of the date of grant. These stock option grants are qualified as performance-based pay under Section 162(m) of the Internal Revenue Code. In fiscal 2008, the Compensation Committee evaluated various program designs and approved a program awarding both stock options and restricted stock to executives. Restricted stock awards made in fiscal 2008 were granted under our 2000 Stock Incentive Plan and vest on the third anniversary of the date of grant. Restricted stock grants are not qualified as performance-based pay under Section 162(m) of the Internal Revenue Code; accordingly, compensation expense associated with restricted stock will be subject to the $1 million limitation on deductibility for tax purposes for the compensation of certain executive officers. The Compensation Committee adopted a program containing both stock options and restricted stock because it believes that each form of compensation has strengths and weaknesses in supporting the Company’s compensation program objectives and that those objectives are best served by a mixture of the two forms of compensation. In addition to their strong retention value, we feel that stock options and restricted stock support an ownership mentality, encouraging our executives to act in a manner consistent with the long-term interests of the Company and its stockholders.

In determining the level of stock option awards to grant for fiscal 2007, the Compensation Committee followed a process similar to that employed for prior fiscal years. The Compensation Committee set target levels for annual stock option grants which reflect an executive officer’s experience, level of responsibility and skills. The Compensation Committee subsequently approves stock option awards based on individual performance ranking in an effort to ensure that top performing employees receive larger awards than those with average performance. The Compensation Committee believes that the use of a strong performance management system combined with the retention attributes of stock options and restricted stock allows us to effectively retain those employees who have the potential to make the greatest contributions to our long-term success.

Since 1998, we have made our annual merit equity grants in conjunction with our annual performance appraisal process, which takes place after the close of our fiscal year. Establishing a consistent annual grant pattern has allowed us to develop a schedule of events for setting our annual grant date and price. These events include incorporating the results of our internal performance reviews and rankings. The date of each annual merit grant is the date upon which the Compensation Committee approves the individual grants. It has been the Company’s practice to hold this Compensation Committee meeting after the announcement of year-end results, but the schedule for the Compensation Committee’s meeting has not otherwise been affected by the announcement of material non-public information. Consistent with our historical stock option grant practice, the exercise price of stock options granted as part of the annual merit grant is the closing price of our common stock on the date of grant. Stock options granted to new hires are granted and priced on the date of hire.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of certain other compensation received, which are described in detail in the accompanying footnotes. Our Chief Executive Officer and our executive officers received the following such benefits in fiscal 2007: matching contributions to the Company’s Retirement Savings Plan, which are available to substantially all of the Company’s employees, life insurance premiums and long-term disability insurance premiums. The Company believes that such perquisites represent standard parts of executive compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth below. Based on its review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.

Compensation Committee

W. Gerald Austen (Chair)

Ronald W. Dollens

Henri A. Termeer

Summary Compensation

The following table provides a summary of all compensation earned with respect to fiscal 2007 by Michael R. Minogue, our President, Chief Executive Officer and Chairman of the Board, Daniel J. Sutherby, our Chief Financial Officer and Treasurer, and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of our most recently completed fiscal year. Dr. Karim Benali and Messrs. Andrew Greenfield and Christopher Macdonald are employees who were serving as executive officers at the end of fiscal 2007. After our engagement of a Chief Operating Officer and a related reorganization of our management in May 2007, we determined that the positions held by Dr. Benali and Mr. Macdonald no longer qualified them as executive officers.

Summary Compensation Table

For Fiscal 2007

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Salary and Incentive Compensation ($)
Michael R. Minogue President, Chief Executive Officer and Chairman of the Board	2007	341,667	86,400	1,117,023	278,000	3,596	1,826,686

Daniel J. Sutherby Chief Financial Officer and Treasurer	2007	225,000		286,556	40,000	2,970	554,526

Karim Benali Chief Medical Officer	2007	171,200		304,513	45,000	2,604	523,317

Andrew Greenfield Vice President, Healthcare Solutions	2007	160,500		240,640	35,000	2,474	438,614

Christopher Macdonald Senior Vice President, Global Sales and Applications	2007	195,700		300,649	35,000	2,771	534,120

(1)	The amount shown does not reflect compensation actually received by the executive officer. Instead, the amount shown reflects the compensation expense recognized in our financial statements in fiscal 2007 for 8,000 shares of restricted stock that vested in fiscal 2007. The compensation expense is based on the closing price of our common stock on the grant date of $10.80 per share. Pursuant to SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The amounts shown do not reflect compensation actually received by the executive officers. Instead, the amounts shown reflect the compensation expense recognized in our financial statements in fiscal 2007 that was computed in accordance with SFAS No. 123(R). The specific assumptions used in the valuation of these options is summarized in the table below:

	Grant Date	Term	Volatility	Risk Free Rate	Dividend
Michael R. Minogue	4/5/2004	7.46	83%	3.92%	0%
	6/8/2005	7.52	79%	3.90%	0%
	6/1/2006	6.25	65%	5.02%	0%

Daniel J. Sutherby	1/3/2006	6.76	76%	4.86%	0%
	6/1/2006	6.25	65%	5.02%	0%

Dr. Karim Benali	7/15/2004	7.76	84%	3.45%	0%
	3/1/2005	7.19	80%	4.40%	0%
	6/8/2005	7.52	79%	3.90%	0%
	6/1/2006	6.25	65%	5.02%	0%

Andrew Greenfield	1/4/2005	7.19	80%	4.40%	0%
	6/8/2005	7.52	79%	3.90%	0%
	11/16/2005	6.96	74%	4.36%	0%
	6/1/2006	6.25	65%	5.02%	0%

Christopher D. Macdonald	5/13/2004	7.46	83%	3.92%	0%
	6/15/2004	7.46	83%	3.92%	0%
	3/1/2005	7.19	80%	4.40%	0%
	6/8/2005	7.52	79%	3.90%	0%
	6/1/2006	6.25	65%	5.02%	0%

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Reflects amounts that were earned under our management bonus plan for fiscal 2007 performance and that were determined and paid on June 1, 2007.
(4)	Reflects: (a) $1,500 matching contribution to the ABIOMED Retirement Savings Plan for fiscal 2007; (b) the following long-term disability (LTD.) and life insurance (G.T.L) premiums for fiscal 2007: Mr. Minogue LTD. $1,430 and G.T.L $666; Mr. Sutherby LTD. $990 and G.T.L. $480; Mr. Benali LTD. $753 and G.T.L. $351; Mr. Greenfield LTD. $706 and G.T.L. $268; and Mr. Macdonald LTD. $861 and G.T.L. $410.

Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers during fiscal 2007.

Grants of Plan-Based Awards

for Fiscal 2007

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Michael R. Minogue	6/1/2006	—	345,000	—	260,000	13.57	2,282,800
Daniel J. Sutherby	6/1/2006	—	100,000	—	20,000	13.57	175,600
Karim Benali	6/1/2006	—	75,000	—	30,000	13.57	263,400
Andrew Greenfield	6/1/2006	—	50,000	—	40,000	13.57	351,200
Christopher Macdonald	6/1/2006	—	100,000	—	20,000	13.57	175,600

(1)	Reflects the dates on which the grants of stock options were approved by the Compensation Committee. No executive officer paid any amount to us in consideration for the grant of any stock options.
(2)	Amounts reported in these columns represent potential payouts set at the beginning of the fiscal year. The amounts actually paid with respect to fiscal 2007 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” There are no established thresholds or maximums in the plan.
(3)	All awards of stock options were made under our 2000 Stock Incentive Plan. All of the stock options reported in the table vest as follows: 25% annually on the anniversary of the date of grant.
(4)	The exercise price of each stock option reported in the table is equal to the closing market price of our common stock on the grant date.
(5)	Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown reflect the grant date fair values of the awards computed in accordance with SFAS No. 123(R). Generally, the grant date fair value is the full amount that we would expense in our financial statements over the vesting schedule of the award. For stock options, fair value is calculated using the Black-Scholes value on the grant date. In calculating these values, we used the assumptions described in Note 11 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC for the year ended March 31, 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The actual amount of compensation that may be earned by the executive officer will depend on the extent to which the awards vest and the price of our common stock at the time of exercise or vesting.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by the named executive officers on March 31, 2007.

Outstanding Equity Awards

on March 31, 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael R. Minogue	200,000	200,000	9.05	4/5/2014	8,000	109,280
	25,000	75,000	9.36	6/8/2015
	—	260,000	13.57	6/1/2016

Daniel J. Sutherby	20,000	60,000	9.35	1/3/2016
	—	20,000	13.57	6/1/2016

Karim Benali	25,000	25,000	10.53	7/15/2014
	27,500	27,500	10.8	3/1/2015
	6,250	18,750	9.36	6/8/2015
	—	30,000	13.57	6/1/2016

Andrew Greenfield	15,000	15,000	14.98	1/04/2015
	5,000	15,000	9.36	6/8/2015
	3,750	11,250	8.77	11/16/2015
	—	40,000	13.57	6/1/2016

Christopher Macdonald	25,000	25,000	11.66	5/13/2014
	5,000	5,000	12.6	6/15/2014
	27,500	27,500	10.8	3/1/2015
	6,250	18,750	9.36	6/8/2015
	—	20,000	13.57	6/1/2016

(1)	These options vest 25% annually for four years on the anniversary of the date of grant.
(2)	The market value of unvested shares of restricted stock is based on $13.66, the closing market price of our common stock on March 30, 2007, the last trading date of fiscal 2007.

Option Exercises and Vesting of Stock

The following table provides information regarding the exercise of stock options by our executive officers and the vesting of stock awards during fiscal 2007. None of our named executive officers exercised any stock options during fiscal 2007.

Stock Vested during Fiscal 2007

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael R. Minogue	8,000	109,840
Daniel J. Sutherby
Karim Benali
Andrew Greenfield
Christopher Macdonald

(1)	The value realized on vesting of stock awards is based on the closing market price of our common stock on the date of vesting of the stock award.

Equity Compensation Plans

The following table provides information as of March 31, 2007 regarding securities authorized for issuance under our equity compensation plans, including individual compensation arrangements. Our equity compensation plans include our 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, our 1998 Equity Incentive Plan, our 2000 Stock Incentive Plan, our Employee Stock Purchase Plan and an inducement option we granted to our President and Chief Executive Officer at the time of his hiring. All of these equity compensation plans have been approved by our stockholders except for the inducement option.

Equity Compensation Plan Information

as of March 31, 2007

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options($)	Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders:
Stock option plans	4,205,920	11.09	1,550,275	(1)
Employee Stock Purchase Plan	—	—	232,998
Equity compensation plans not approved by stockholders	100,000	9.05	—

Total	4,305,920		1,783,273

(1)	Includes options to purchase 22,188 shares of common stock under our 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, 160,875 shares of common stock under our 1998 Equity Incentive Plan and 1,367,212 shares of common stock under our 2000 Stock Incentive Plan.

Arrangements with Named Executive Officers

Employment Agreements. On April 5, 2004 we entered into an employment agreement with Michael R. Minogue in connection with his employment as our President and Chief Executive Officer. In the employment agreement, we agreed to employ Mr. Minogue as our President and Chief Executive Officer, reporting to the

Board of Directors. The agreement initially provided for an annual salary of $325,000 for the fiscal year ended March 31, 2005, and a target bonus for such fiscal year of up to $325,000. Mr. Minogue’s employment agreement also provides that our Compensation Committee will review Mr. Minogue’s salary and target bonus on an annual basis. On June 1, 2006, Mr. Minogue’s salary and target bonus were increased to $345,000 each. On June 1, 2007, Mr. Minogue’s salary and target bonus were each increased to $351,900. All salary is payable in semi-monthly installments in accordance with our practice. In addition, pursuant to the employment agreement, Mr. Minogue was granted options to purchase 400,000 shares of our common stock. The agreement also provides for, among other things, certain vacation, life insurance and other benefits to Mr. Minogue. The employment agreement has an indefinite term, and is terminable by either party by notice to the other.

On December 13, 2005, Daniel Sutherby accepted our offer letter to become our new chief financial officer. The offer letter provided that Mr. Sutherby would receive an annual salary of $225,000 and a signing bonus of $50,000. On June 1, 2007, Mr. Sutherby’s salary was increased to $229,500. In addition, Mr. Sutherby is eligible for a target bonus of $100,000 annually. The offer letter provided for the grant to Mr. Sutherby of an option to purchase 80,000 shares of our common stock on the date his employment started, with an exercise price equal to the closing price of our common stock on the date of grant and vesting over four years. Upon a change of control, Mr. Sutherby’s unvested options will become fully vested. Furthermore, if as a result of the change in control Mr. Sutherby’s position is eliminated, or his responsibilities are substantially diminished or he is required to relocate, he will be eligible to continue to receive his base salary and medical benefits for up to one year.

Each of our other executive officers has entered into our standard employment agreements, which contain customary provisions relating to the handling of proprietary information and assignment of inventions, as well as restrictions on competition and solicitation during the period of employment and for two years after termination. In addition, the agreement provides that we may terminate the employee with or without cause, but in the case of a termination without cause more than six months after the date employment begins, we are required to provide 28-days’ prior notice.

Change of Control Agreement. We entered into a change of control agreement with Mr. Minogue when he began employment with us in April 2004. The agreement was entered into in order to provide Mr. Minogue with a sense of job security and the ability to focus on his work without needing to worry about losing his job upon a change of control. The agreement specifically provides that, following a change of control, we will continue to employ Mr. Minogue for twenty-four full months in the same or a similar position at a base annual salary equal to at least twelve times the highest monthly base salary received within the last twelve months prior to the change of control and an annual bonus equal to his average bonus over the last three years. In addition, Mr. Minogue agreed to remain our employee for six full months following a change of control. Upon a change of control, and if Mr. Minogue is still employed at the end of this six-month period, all unvested stock options and stock appreciation rights held by him will become vested. Mr. Minogue can terminate his employment for good reason, and we may terminate his employment for cause. The agreement provides for certain payments to be made to Mr. Minogue or his family upon certain circumstances following a change of control, including upon his death, disability, termination of employment by us without cause, and termination of employment by him for good reason. In the event that Mr. Minogue is obligated to pay any excise taxes, including interest and penalties, under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Minogue will be entitled to receive a “gross-up” payment such that he will receive an after-tax amount sufficient to enable him to pay all such excises taxes, interest and penalties. The agreement also provides for a continuation of certain benefits provided to Mr. Minogue before the change of control on terms at least as favorable to Mr. Minogue as in effect before the change of control. These payments and benefits are described in more detail below.

Dr. Robert T.V. Kung, one of our employees who served as an executive officer during fiscal 2007, has a change of control agreement substantially similar to that of Mr. Minogue.

Estimated Potential Payments Following a Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon the occurrence of the triggering events described below, in each case assuming that a change of control had occurred on March 31, 2007, the last day of our last fiscal year. The amounts shown as payable upon the triggering events described below do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused vacation days.

Estimated Potential Payments Following

an Assumed Change of Control on March 31, 2007

Name and Triggering Event	Salary ($)	Bonus ($)	Acceleration of Stock Options/SARs ($)	Severance ($)	Benefits Continuation ($)	Gross-up Payment ($)	Total ($)
Michael R. Minogue:
Continues employment for six months (1)	—	—	2,500,550	—	—	721,886	3,222,436

Continues employment for two years (2)	690,000	620,334	2,500,550	—	37,000	721,886	4,569,770
Termination by us for cause or by executive without good reason	—	—	—	—	—	—	—
Termination by us other than for cause or by executive for good reason (3)	—	—	2,500,550	2,080,552	27,750	1,565,206	6,174,058

Robert T.V. Kung:
Continues employment for six months (1)	—	—	938,109	—	—	151,102	1,089,211
Continues employment for two years (2)	453,200	116,666	938,109	—	37,000	151,102	1,696,077
Termination by us for cause or by executive without good reason	—	—	—	—	—	—	—
Termination by us other than for cause or by executive for good reason (3)	—	—	938,109	1,675,452	27,750	832,384	3,473,695

Daniel J. Sutherby:
Change of control (4)	225,000	—	258,600	—	19,000	98,188	600,788

(1)	Represents only the estimated value of the acceleration of the vesting of stock options held by the executive that remain unvested on September 30, 2007, six months after an assumed change of control on March 31, 2007, assuming a stock price of $13.66, which was the closing market price of our common stock on March 30, 2007 (the last trading day of our fiscal 2007). This value is based on the difference between such price and the exercise price of the accelerated options. This row does not reflect the value of continued compensation for services rendered during the course of employment. See note 2 below.
(2)

Represents the estimated minimum value of continued annual compensation for services rendered if employment is continued for two years after an assumed change of control on March 31, 2007. The salary figure is calculated using the highest monthly base salary paid or payable in the preceding twelve-month period. The bonus figure represents the average annualized bonus received in the last three fiscal years. If death or disability were to occur during the two-year employment period, the bonus amount payable upon death or disability for the year in which such death or disability were to occur would be reduced on a pro rata basis based on the number of days lapsed during the year of the death or disability and the bonus amount would be based on the greater of the most recent completed fiscal year and the average annualized bonus received in the last three fiscal years.

(3)	Assumes that termination occurs on March 31, 2007. Termination later in the year would also entitle the executive to a pro rata portion of his bonus, based on the number of days lapsed during the year prior to termination, of a bonus, estimated as of March 31, 2007 at $310,167 for Mr. Minogue and $65,000 for Dr. Kung. Bonus amounts and severance payments are payable in a lump sum. Benefits continuation consists of the continuation of medical benefits for the executive and his family, which are payable over a period of 18 months. Other perquisites and personal benefits are excluded because the estimated aggregate amount of such benefits is less than $10,000 for each executive officer.
(4)	Mr. Sutherby will be entitled to receive the described benefits in the event of a change of control, merger or acquisition (as those terms are currently defined in the Company’s 2000 Stock Incentive Plan) and Mr. Sutherby’s position is eliminated as a result thereof, or his responsibilities are substantially diminished, or he is required to relocate. The figure given for the acceleration of stock options represents only the estimated value of the acceleration of the vesting of stock options held by the executive, assuming a stock price of $13.66, which was the closing market price of our common stock on March 30, 2007 (the last trading day of our fiscal 2007). This value is based on the difference between such price and the exercise price of the accelerated options.

SECURITIES BENEFICIALLY OWNED BY CERTAIN PERSONS

At the close of business on June 20, 2007, there were issued and outstanding 32,441,119 shares of our common stock entitled to cast 32,441,119 votes. On June 20, 2007, the closing price of our common stock as reported on the Nasdaq Global Market was $11.76 per share. The following table provides information, as of June 20, 2007, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of five percent or more of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” above; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein.

	Shares Beneficially Owned
Name (1)	Outstanding	Right to acquire (2)	Total	Percentage
Essex Woodlands Health Ventures (3)	2,600,000	—	2,600,000	8.0%
Henri A. Termeer (4)	2,363,497	44,000	2,407,497	7.4
Genzyme Corporation (5) 500 Kendall Street Cambridge, MA 02139	2,307,692	—	2,307,692	7.1
Great Point Partners, LLC (6) 165 Mason Street, 3rd Floor Greenwich, CT 06830	1,600,000		1,600,000	4.9
Michael R. Minogue	31,300	415,000	446,300	1.4
Desmond H. O’Connell, Jr.	61,735	69,000	130,735	*
Dr. W. Gerald Austen	48,200	44,000	92,200	*
Christopher D. Macdonald	2,546	90,000	92,546	*
Dr. Karim Benali	6,989	85,000	91,989	*
Dorothy E. Puhy	5,359	49,000	54,359	*
Andrew J. Greenfield	9,607	38,750	48,357	*
David Gottlieb	2,731	39,000	41,731	*
Daniel J. Sutherby	6,063	25,000	31,063	*
Ronald W. Dollens	1,544	13,000	14,544	*
Louis E. Lataif	5,435	13,000	18,435	*
Eric A. Rose	—	—	—	—
All current executive officers and directors as a group (13 persons)	2,545,006	924,750	3,469,756	10.4%

*	Less than one percent.
(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2)	Includes options that will become exercisable within 60 days of June 20, 2007.
(3)

Based on information provided in a Schedule 13G filed jointly on April 4, 2007 by Essex Woodlands Health Ventures Fund VI, L.P. (“Essex VI”), Essex Woodlands Health Ventures Fund VII, L.P. (“Essex VII”), Essex Woodlands Health Ventures VI, L.P., the general partner of Essex VI (“Essex VI GP”), Essex Woodlands Health Ventures VII, L.P., the general partner of Essex VII (“Essex VII GP”), Essex Woodlands Health Ventures VI, L.L.C., the general partner of Essex VI GP (“Essex VI General Partner”), Essex Woodlands Health Ventures VII, L.L.C., the general partner of Essex VII GP (“Essex VII General Partner”), and James L. Currie, Jeff Himawan, Mark Pacala, Martin P. Sutter, Immanuel Thangaraj and Petri Vainio

(each, a “Manager” and collectively, the “Managers”). Each of the Managers is deemed to have shared voting and investment power with respect to 2,600,000 shares. Each of Essex VII, Essex VII GP and Essex VII General Partner is deemed to have sole voting and investment power with respect to 1,818,182 shares. Each of Essex VI, Essex VI GP and Essex VI General Partner is deemed to have sole voting and investment power with respect to 781,818 shares.

(4)	Includes 2,307,692 shares held by Genzyme Corporation, as to which Mr. Termeer disclaims beneficial ownership. Mr. Termeer is the Chief Executive Officer of Genzyme.
(5)	Based on information provided in a Schedule 13G filed by Genzyme on November 19, 2004.
(6)	Based on information provided in a Schedule 13G filed jointly on March 22, 2007 by Great Point Partners, LLC and Jeffrey R. Jay, M.D. Great Point is the investment manager of each of Biomedical Value Fund, L.P. (“BVF”) and Biomedical Offshore Value Fund, Ltd. (“BOVF”). Dr. Jay is senior managing member of Great Point. The Schedule 13G reports that BVF owns 864,000 shares of our common stock and that BOVF owns 736,000 shares of our common stock (together, the “Bio Shares”). Each of Great Point and Dr. Jay reported having shared voting and investment power with respect to the Bio Shares. Great Point and Dr. Jay disclaim beneficial ownership of the Bio Shares except to the extent of their respective pecuniary interests.

AUDIT COMMITTEE REPORT

The Board of Directors appointed an Audit Committee to review the Company’s consolidated financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended in June 2004, is available through the “About ABIOMED—Corporate Governance” section of our website, located at www.abiomed.com.

The Audit Committee currently consists of four non-employee directors. Each member of the Audit Committee is “independent” within the meaning of the marketplace rules of the Nasdaq Stock Market, Inc.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent auditors.

In fulfilling our responsibilities as the Audit Committee, we conferred with Deloitte & Touche , the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2007, regarding the overall scope and plans for Deloitte & Touche’s audit of the Company’s financial statements for the fiscal year ended March 31, 2007. We met with them, with and without the Company’s management present, to discuss the results of their audit and their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal 2007 with management and the independent auditors.

In addition, during the course of fiscal 2007 and thereafter before filing the Company’s Annual Report on Form 10-K for fiscal 2007, our management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, we received periodic updates provided by management and Deloitte & Touche at each scheduled Audit Committee meeting, as well as at a number of special meetings to review our progress. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC, as well as Deloitte & Touche’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

We reviewed the Company’s audited financial statements with management and Deloitte & Touche. We discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards No. 61, including a discussion of its judgments as to the quality, not just the acceptability, of the Company’s reporting mechanisms and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States). In addition, we received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed these documents with Deloitte & Touche, as well as other matters related to Deloitte & Touche’s independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2007 for filing with the Securities and Exchange Commission.

Audit Committee

Dorothy E. Puhy, Chair

David Gottlieb

Louis E. Lataif

Desmond H. O’Connell, Jr.

OTHER MATTERS

Audit and Other Fees

The following table shows fees for professional audit services paid by us to PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal year ended March 31, 2006, and the fees for professional audit services paid by us to Deloitte & Touche for the audit of our annual financial statements for the fiscal year ended March 31, 2007, and the fees paid by us to PricewaterhouseCoopers and Deloitte & Touche for other services during those respective fiscal years:

Fees	March 31, 2006($)	March 31, 2007($)
		PricewaterhouseCoopers	Deloitte & Touche
Audit fees	786,107	771,540	303,980
Audit-related fees	86,566	97,045	—
Tax fees	—	—	—
All other fees	—	1,100	—
Total	872,673	869,685	303,980

Audit fees. Audit fees include fees paid by us to PricewaterhouseCoopers and Deloitte & Touche in connection with their annual audit of our financial statements and their review of our interim financial statements as reported in our quarterly filings with the SEC. Audit fees also include fees paid by us to PricewaterhouseCoopers and Deloitte & Touche in connection with their annual audit of our management’s assessment of the effectiveness of our internal control over financial reporting and their audit of our internal control over financing reporting.

Audit-related fees. Audit-related fees include fees paid by us to PricewaterhouseCoopers and Deloitte & Touche that principally cover assurance and related services that are traditionally performed by our independent registered public accounting firm, including special procedures required by regulatory requirements such as SEC registration statements.

Tax fees. Tax fees cover services performed by the tax personnel of PricewaterhouseCoopers and Deloitte & Touche except those services specifically related to the audit of our financial statements, and include fees for tax compliance, tax planning and advice.

All other fees. During fiscal 2007 we paid $1,100 to PricewaterhouseCoopers for certified professional education for one of our employees. No other fees were paid to PricewaterhouseCoopers or Deloitte & Touche that were not audit or tax-related.

Our Audit Committee has determined that the services PricewaterhouseCoopers and Deloitte & Touche performed for us during fiscal 2007 were at all times compatible with each firm’s independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit or permitted non-audit services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and permitted non-audit services by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any services that our independent registered public accounting firm would be prohibited from providing under applicable securities laws or the rules of the Nasdaq Stock Market, Inc. In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee has delegated pre-approval authority for non-audit services to the Chair of our Audit Committee within the guidelines discussed above. The Chair is required to inform our Audit Committee of each decision at the next regularly scheduled Audit Committee meeting following the decision to permit our independent registered public accounting firm to perform non-audit services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and furnish us with copies of such filings.

Based solely upon review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended March 31, 2007 and on written representations from certain reporting persons that were not required to file Forms 5 with respect to that year, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% stockholders were fulfilled in a timely manner.

Other Proposed Action

Our Board of Directors knows of no other business to come before the Annual Meeting of Stockholders. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

Stockholder Proposals

Proposals which stockholders intend to present at our 2008 Annual Meeting of Stockholders and wish to have included in our proxy materials must be received by us no later than March 11, 2008, or, if the date of that meeting is more than 30 calendar days before or after August 8, 2008, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report to Stockholders and Annual Report on Form 10-K

Additional copies of the Annual Report to Stockholders for the fiscal year ended March 31, 2007 and copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ABIOMED, Inc.

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL

The undersigned, revoking all prior proxies, hereby appoints Michael R. Minogue, Daniel J. Sutherby and Stephen C. McEvoy, and each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of ABIOMED, Inc. which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of ABIOMED, Inc., to be held on August 8, 2007, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE
(Please fill in the reverse side and mail in enclosed envelope)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

ABIOMED, Inc.

August 8, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ò  Please detach along perforated line and mail in the envelope provided.  ò

20230000000000000000 0	080807

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1.	Election of Directors: NOMINEES:		2. Ratification of Appointment of Independent Registered Public Accounting Firm:	☐	☐	☐
☐	FOR ALL NOMINEES O Michael R. Minogue (Class III) O W. Gerald Austen (Class III)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.